EXHIBIT 10.e


             SUNBEAM CORPORATION EXECUTIVE BENEFIT REPLACEMENT PLAN

              (As Amended and Restated Effective December 15, 1994)

                                    SECTION 1

                                  INTRODUCTION

1.1. THE PLAN, THE COMPANY. SUNBEAM CORPORATION (formerly known as Sunbeam-Oster Company, Inc.) (the "Company") established the Sunbeam-Oster Company, Inc. Execu tive Benefit Retirement Plan effective as of December 15, 1994, and hereby adopts the amendment and restatement of the plan, now known as SUNBEAM CORPORATION EXEC UTIVE BENEFIT REPLACEMENT PLAN (the "Plan"). The Plan as set forth herein is effec tive December 15, 1994 (the "Effective Date"), except as otherwise specifically provided.

1.2. EMPLOYERS. The Company and each other organization that is an employer under SUN BEAM CORPORATION 401(k) SAVINGS AND PROFIT SHARING PLAN (the "401(k) Plan") shall be an "Employer" under this Plan unless specified to the contrary by the Company by writing filed with the Committee described in subsection 1.4.

1.3. PURPOSE. The Company and certain related businesses maintain and are employers under the 401(k) Plan, which is intended to meet the requirements of a "qualified plan" under Sec tion 401(a) of the Internal Revenue Code. The purpose of this Plan, a nonqualified plan, is generally to provide for eligible employees benefits that such employees do not earn under the 401(k) Plan because such employees do not participate in the 401(k) Plan.

The Plan generally will allow Participants to elect to "make" before-tax contributions to the Plan in the same amount and same manner as under the terms of the 401(k) Plan; the Employ ers will provide "matching contributions" based on a Participant's before-tax contributions; lastly, the Employers will



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provide "profit sharing contributions" allocated based on each Participant's
Compensation for a year. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated employees, as such plans are described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974. "Contributions" to the Plan are reflected through credits to bookkeeping accounts that are adjusted periodically to reflect hypothetical investment earnings. Participants are entitled to receive from the general assets of the Employers cash payments equal to the vested portion of their account balances, as set forth in the Plan.

1.4. PLAN ADMINISTRATION. The Plan is administered by the administrative committee (the "Committee") that is responsible for administration of the 401(k) Plan. To the extent appropriate, the Committee has the same powers, rights, duties and obligations as are vested in the committee responsible for administration of the 401(k) Plan.

1.5. COMPENSATION. For purposes of computing contributions and benefits under the Plan, an employee's "Compensation" shall mean his compensation as defined from time to time in Section 1.14 of the 401(k) Plan, determined, however, without regard to any limits under Section 401(a)(17) of the Internal Revenue Code.

                                    SECTION 2

                          ELIGIBILITY FOR PARTICIPATION

2.1. COVERED EMPLOYEE. A "Covered Employee" means an employee of an Employer under the Plan who is selected by the Company's board of directors or by a person or committee authorized to act on behalf of the board of directors. An employee who is selected shall con tinue as a Covered Employee until he terminates employment with all Employers or until he is removed as a Covered Employee by the Company's board of directors or by the

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person or committee authorized to act on its behalf effective as of the end of a calendar year, whichever occurs first.

2.2. ELIGIBILITY. Subject to the conditions and limitations of the Plan, an employee of an Em ployer shall become eligible to enroll in this Plan and shall become a "Participant" on the first date occurring on or after the Effective Date on which he is a Covered Employee.

2.3. PERIOD OF PARTICIPATION. An employee of an Employer who becomes a Participant in this Plan will continue as a Participant in the Plan in accordance with its provisions until all bene fits to which he is entitled under the Plan have been distributed to him.

                                    SECTION 3

                                    BENEFITS

3.1. INTENT. Commencing on the Effective Date, the provisions of this Section 3 are intended to allow a Participant to elect to make before-tax contributions, to earn "matching contribu tions" that are at the same rate as those made by his Employer on behalf of 401(k) Plan Partic ipants, and to earn "profit sharing contributions" at the same rate as those made on behalf of participants under the 401(k) Plan.

3.2. BEFORE-TAX CONTRIBUTIONS.

         (a) For 1994, a Participant may elect to make Before-Tax Contributions of any or all of his Compensation attributable to services performed after the Effective Date (but not more than $9,240). Beginning January 1, 1995, a Participant may elect to make Before-Tax Contributions in whole multiples of his Compensation from 1% to 10%, but not in excess of the amount by which Before-Tax Contributions are limited in the

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                  401(k) Plan because of Section 402(g) of the Internal Revenue
                  Code. A Participant's Before-Tax Contributions under this subsection 3.2 shall be made pursuant to a compensation deferral election by which the Participant elects to have his Compensation reduced by the amount provided in the election, and the Employer shall credit such amount to the Participant's account as provided in subsection 3.6.

         (b) An election shall be filed with the Participant's Employer prior to the calendar year such contributions are to begin, or, for contributions to be made in 1994, within ten days of the Effective Date. If a Participant first becomes eligible to make such contributions after the Effective Date and during, but after the beginning of, any subsequent calendar year, such Participant's deferral election must be filed with his Em ployer not more than 30 days after so becoming eligible.

         (c) A Participant's compensation deferral election under this subsection 3.2 shall apply to Compensation otherwise payable after the later to occur of the date the Participant becomes eligible to make Before-Tax Contri butions and the date the election is filed with his Employer. A Partici pant's compensation deferral election, however, may be revoked by the Participant before the beginning of any subsequent calendar year. The revocation shall be effective as to Compensation the Participant is enti tled to receive during that and subsequent calendar years unless prior to the commencement of any subsequent calendar year the Participant makes another compensation deferral election. Such later election shall apply as to Compensation otherwise payable during calendar years beginning after such later election is made.

         (d) Notwithstanding the foregoing, a Participant's compensation deferral election automatically


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                  shall be revoked for any period he ceases, in the sole opinion of the Committee, to be a member of a select group of management or a highly-compensated employee.

3.3.  EMPLOYER MATCHING CONTRIBUTIONS.

         (a) For 1994, a Participant's Employer shall make a matching contribution equal to 50% of the Participant's Before-Tax Contributions for 1994; in addition the Participant's Employer shall make a matching contribution equal to the matching contribution the Participant is precluded from receiving under the 401(k) Plan because of the limits of Internal Reve nue Code Section 401(m). In no event will the matching contribution for 1994 exceed $4,620.

         (b) Beginning January 1, 1995, each calendar quarter a Participant's Em ployer shall make a matching contribution on behalf of the Participant equal to 100% of the Participant's Before-Tax Contributions (disregard ing Before-Tax Contributions in excess of 2% of a Participant's Compensation) and 50% of the additional Before-Tax Contributions (disregarding such contributions in excess of 4% of Compensation) during the quarter, provided the Participant is employed by an Em ployer on the last day of the quarter.

         (c) In addition, beginning with the 1995 calendar year, a Participant's Em ployer shall make an additional matching contribution on behalf of the Participant as of the last day of each calendar quarter so that the match ing contributions for the Participant are equal to 100% of the Participant's Before-Tax Contributions (disregarding Before-Tax Con tributions in excess of 2% of the Participant's Compensation) and 50% of the additional Before-Tax Contributions (disregarding such contribu tions in excess of 4% of Compensation) during the year, provided the

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                  Participant is employed by an Employer on the last day of the quarter.

         (d) Such Employer contributions shall be called "Employer Matching Con tributions." The Employers shall make such contributions by crediting Participants' accounts as provided in subsection
                  3.6. Beginning with the 1995 calendar year, the Employer Matching Contribution for a Par ticipant for any year shall not exceed 50% of the then current limit un der Section 402(g) of the Internal Revenue Code.

3.4. EMPLOYER PROFIT SHARING CONTRIBUTIONS. Each calendar year, a Participant's Employer shall make on behalf of the Participant an "Employer Profit Sharing Contribution" in an amount equal to a percentage of the Participant's Compensation for the year, such percentage to be the percentage of compensation received as a profit sharing contribution for such year by eligible participants in the 401(k) Plan; provided a Participant shall not receive a Profit Shar ing Contribution for a year unless he is employed by an Employer on the last day of the year or terminated employment with all Employers during the year because of death, Disability or Retirement (as such terms are defined in the 401(k) Plan). The Employer shall make the contributions by crediting the Participants' accounts as provided in subsection 3.6.

3.5. LIMITATION ON CONTRIBUTIONS. Notwithstanding the provisions of subsection 3.2, 3.3 and 3.4, in no event shall the contributions to the Plan made by or on on behalf of a Participant ex ceed for any year the lesser of (a) $30,000 (or such greater amount as may be provided under Section 415(c)(1)(A) of the Internal Revenue Code); or (b) 25% of taxable earnings from the Employers as reflected on Form W-2 (which earnings shall be adjusted by addition of any compensation deferral contributions under this Plan and any deferrals or reductions under Sections 401(k) and 125 of the Internal Revenue Code). The limitation of this subsection shall be applied to reduce (i) first, Employer Profit Sharing Contributions otherwise made on behalf of the Participant, and
(ii) then, Participant Before-Tax Contri-

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butions and any corre sponding Employer Matching Contributions made on behalf of the Participant. The Employ ers shall compensate the Participant for any Before-Tax Contributions that the Participant elected to make to the Plan but that cannot be made because of such limitations.

3.6. SEPARATE ACCOUNTS. The Committee shall maintain separate bookkeeping accounts in the name of each Participant to reflect the Participant's Before-Tax Contributions, and the Em ployer Matching and Profit Sharing Contributions made on his behalf. Contributions shall be credited (and payments shall be debited) to accounts in such manner and at such time as the Committee shall determine on a uniform basis. A Participant's accounts shall be deemed invested in hypothetical investment funds ("Funds") in such proportions as the Participant may elect. The Funds shall be those in which 401(k) Plan participants may direct the invest ment of their accounts, unless the Committee shall determine otherwise. Each Participant shall elect the Funds in which his accounts are deemed to be invested pursuant to rules adopt ed by the Committee. If the Participant fails to select such Funds, the Participant shall be deemed to have elected such Fund as the Committee shall determine. Each Participant's ac counts shall be adjusted as of such dates specified by the Committee to reflect contributions, payments and the investment gains and losses of the Funds. One of the Funds shall reflect investment in common stock of the Company ("Company Stock") subject to the following rules:

         (a) Employer Matching and Profit Sharing Contributions that are credited to accounts on or after September 30, 1997 shall be deemed invested in Company Stock, and Participants may not elect otherwise.

         (b) A Participant may elect that any percentage (up to 100%) of the other portion of his existing accounts be deemed invested in Company Stock, and any such election may not be reversed. A Participant may elect that all or any percentage of his future compensation deferrals be deemed invested in Company Stock, and any such percentage may not be reduced.

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         (c)      Any election to have any portion of his accounts deemed
                  invested in Company Stock shall be subject to such rules as the Committee may determine for any reason, including compliance with federal or state securities laws.

3.7. TIME OF DISTRIBUTION; VESTING OF ACCOUNTS. Upon a Participant's termination of employ ment with all Employers on account of death, Disability or Retirement, the Participant (or in the event of his death, his Plan Beneficiary, as defined in subsection 4.1) shall be entitled to receive the entire balance in all his accounts in the manner provided in subsection 3.8. Upon a Participant's termination of employment for any reason other than death, Disability or Retire ment, the Participant shall be entitled to receive the entire balance in his Before-Tax Contribu tion Account and the following percentage of his Employer Matching and Profit Sharing Con tribution Accounts, based on his Years of
Service:

            YEARS OF SERVICE                         VESTING PERCENTAGE
            ----------------                         ------------------
         Less than three                                  0%
         Three but less than four                        25%
         Four but less than five                         50%
         Five or more                                   100%

For this purpose, Years of Service shall be Years of Qualifying Service as determined under the 401(k) Plan. A Participant who is removed as a Covered Employee (as provided in sub section 2.1) shall not be eligible to make Before-Tax Contributions or to have Employer Matching Contributions or Employer Profit Sharing Contributions made on his behalf for any period he is not a Covered Employee; such a Participant may continue to elect the investment of his accounts among the Funds as provided in subsection 3.6 and may be eligible for pay ment of benefits in accordance with subsection 3.10 and 3.11, but shall not be eligible for a distribution of accounts under subsections 3.7 and 3.8 until he terminates employment with all Employers; such a Participant shall continue to accrue Years of Service for vesting until he terminates employment with all Employers.

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3.8. DISTRIBUTION OF ACCOUNTS. Unless the Participant elects installment distributions as pro vided below, benefits that become payable under this Plan shall be paid in a lump sum as soon as practicable after the Participant has terminated employment with all Employers. A Partici pant may elect to receive his accounts in annual installments with the first installment due by January 31 of the calendar year following the year in which the Participant terminates employ ment; each successive installment shall be due by January 31 of the next year. The distribu tion period shall be five years, and the amount of each installment shall be equal to the ac count balances as of the December 31 preceding the distribution divided by the number of remaining installments, with the last installment equal to the entire remaining account bal ances. Any such election to receive installments must be made and filed with the Committee at least twelve months before termination of employment. Upon the death of a Participant, any remaining amounts in his accounts shall be paid to his Beneficiary as soon as practicable after the Participant's death.

3.9. CHANGE IN CONTROL. Notwithstanding the provisions of subsections 3.7 and 3.8, a Partici pant shall be fully vested in his entire account balances upon a Change in Control (as defined below). A Participant's entire account balances shall be paid in a lump sum within 30 days after a Change in Control. A Change in Control shall mean any of the following:

         (a) any person other than an entity owned directly or indirectly by the Ben eficial Owners of 50% or more of the combined voting power of the Company's outstanding securities on the effective date of this Plan be comes the Beneficial Owner (directly or indirectly) of 50% or more of the combined voting power of the Company's then outstanding securi ties; or

         (b) a transaction or series of related transactions that results in the sale of all or substantially all of the Company's assets. As used in the preced ing sentence, the terms "person" and "Beneficial Owner" shall have the meanings set forth in
                  Section 15 of the Equity Team Plan.

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3.10. IN-SERVICE PAYMENT OF BENEFITS. Prior to his termination of employment with the Em ployers a Participant may elect to receive a portion (up to 90% but subject to such minimum as the Committee may determine) of the vested balance in his accounts provided that the Participant shall forfeit from the remaining portion of his vested accounts 10% of the amount the Participant elects to receive pursuant to this subsection. A Participant who receives a payment of benefits pursuant to this subsection will be ineligible to make Participant Before-Tax Contributions or to have Matching Contributions made on his behalf for the twelve-month period beginning on the date he receives such benefits.

3.11. HARDSHIP WITHDRAWALS. A Participant may elect to receive all or a portion (but subject to such minimum as the Committee may determine) of the vested balance in his accounts if he has a "financial hardship," as determined by the Committee. For this purpose a hardship may mean the following:

         (a) Purchase (excluding mortgage payments) of a principal residence for the Participant.

         (b) Payment of tuition for the next semester, or quarter of post-secondary education for the Participant, his or her spouse, children or dependents.

         (c) Unreimbursed medical expenses described in Section 213(d) of the In ternal Revenue Code incurred by the Participant, his or her spouse, or any dependents of the Participant (as defined in Section 152 of the In ternal Revenue Code).

         (d) The need to prevent the eviction of the Participant from his or her prin cipal residence or foreclosure on the mortgage of the Participant's prin cipal residence.

         (e) Any other event that the Committee determines constitutes a severe financial hardship to the Participant resulting from a sudden and unex-


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                  pected illness or accident or other similar extraordinary and unforesee able circumstances arising as a result of events beyond the control of the Participant.

A determination by the Committee as to whether a hardship exists shall be binding and con clusive on all parties. A Participant who receives a payment of benefits pursuant to this sub secton will be ineligible to make Participant Before-Tax Contributions or to have Matching Contributions made on his behalf for the twelve-month period beginning on the date he re ceives such benefits.

                                    SECTION 4

                             BENEFICIARIES, FUNDING

4.1. PLAN BENEFICIARY. A "Plan Beneficiary" means a person designated by a Participant in writing and filed with the Committee prior to the Participant's death. If a Participant failed to designate a Plan Beneficiary, or if the designated person predeceases the Participant, the Par ticipant's Beneficiary under the Plan shall be the same Beneficiary designated under the 401(k) Plan, and in the absence of a designated Beneficiary under the 401(k) Plan, the Plan Beneficiary shall be determined pursuant to the beneficiary rules contained in the 401(k) Plan.

4.2. FUNDING. The Plan is an unfunded plan. Benefits payable under this Plan to a Participant or his Plan Beneficiary shall be paid directly by the Employers from their general assets.

                                    SECTION 5

                               GENERAL PROVISIONS


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5.1. STATEMENT OF ACCOUNTS. The Committee shall furnish each Participant with a statement of his accounts under this Plan quarterly or as otherwise determined by the Committee.

5.2. EMPLOYMENT RIGHTS. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the employ of the Company or any other Employer or to any benefits not specifically provided by this Plan.

5.3. INTERESTS NOT TRANSFERABLE. Except as to withholding of any tax under the laws of the United States or any state or municipality or pursuant to a valid "domestic relations order," the interests of Participants and their Plan Beneficiaries in the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered. For purposes of this subsection, a valid domestic relations order shall mean a state court divorce order or property settlement agreement that is part of a divorce order that directs payment of all or a portion of a Participant's accounts in a lump sum, without interest, to the Participant's spouse, former spouse or children.

5.4. CONTROLLING LAW. The laws of Florida shall be controlling in all matters relating to the Plan.

5.5. GENDER AND NUMBER. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

5.6. ACTION BY THE COMPANY. Any action required of or permitted by the Company under the Plan shall be by resolution of its Board of Directors or by resolution of its duly authorized committee or person or persons.

5.7. SUCCESSOR TO THE COMPANY OR ANY OTHER EMPLOYER. The term "Company" as used in the Plan shall include any successor to

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the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company's assets, or otherwise. The term "Employer" as used in the Plan with respect to the Company or any subsidiary shall include any successor to that corporation by reason of merger, consolidation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise. After a Change in Control, as defined in subsection 3.9, the benefits of Participants and beneficiaries shall be guaranteed by any entity that, directly or indirectly, owns more than 50% of the outstanding shares of common stock or the combined voting power of the Company.

5.8. FACILITY OF PAYMENT. Any amounts payable hereunder to any person under a legal disability or who, in the judgment of the Committee, is unable to properly manage his affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select. Any payment made in accordance with the next preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

5.9. TAX WITHHOLDING. The Employers may withhold for tax purposes (including income tax and FICA) from amounts otherwise payable under this Plan or from amounts otherwise payable from the Employers to Participants.

                                    SECTION 6

                            AMENDMENT AND TERMINATION

Although the Employers expect to continue the Plan, the Company must necessarily reserve and reserves the right to amend the Plan from time to time or to terminate the Plan at any time. However, no amendment of the Plan, nor the termination of the Plan, may cause the reduction or cessation of any benefits that were accrued and payable up to the date of such amendment or termination. With respect to the preceding sentence, an accrued benefit shall equal amounts allocated to a Participant's

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accounts prior to the date of the amendment or termination of the Plan.

                                    SECTION 7

                                CLAIMS AND REVIEW

7.1. CLAIMS PROCEDURE. If a claim for benefits under the Plan is denied in whole or in part, the employee will receive written notification. The notification will include specific reasons for the denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure. If the Committee fails to respond within 90 days, the claim is treated as denied.

7.2. REVIEW PROCEDURE. Within 60 days after the claim is denied or, if the claim is deemed denied, within 150 days after the claim is filed, an employee (or his duly authorized repre sentative) may file a written request with the Committee for a review of his denied claim. The employee may review pertinent documents that were used in processing his claim, submit pertinent documents, and address issues and comments in writing to the Committee. The Committee will notify the employee of its final decision in writing. In its response, the Committee will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based. If the Committee fails to respond to the request for review within 60 days, the review is treated as denied.



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